Exhibit 99.1

American Land Lease Announces Fourth Quarter 2005 and Full Year Financial Results

– 13.3% Increase in Funds From Operations per share over full year 2004 –

CLEARWATER, Fla., February 7, 2006 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for fourth quarter and full year 2005 and expectations for full year 2006.

Summary Financial Results

Fourth Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.40 for the three-month period ended December 31, 2005 as compared to $0.34 from the same period one year ago, an increase of 17.6% on a per share basis. Earnings per share were positively impacted by a $600,000 tax benefit attributable to the reversal of potential tax liabilities recorded in conjunction with the Company’s constructive sale of properties in 2001.

•	Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 11 of this press release) were $3.9 million, or $0.45 per diluted common share, for the quarter compared to $3.2 million, or $0.38 per diluted common share from the same period one year ago, an increase of 18.4% on a per share basis. FFO excludes the tax benefit recorded in the period that was related to gains on a constructive sale of properties in 2001.

•	Unit volume in home sales was 133 new home closings, including 104 new homes sold on expansion home sites. This compares with 121 new home closings in fourth quarter 2004.

•	“Same Store” results provided a revenue increase of 9.5%, an expense increase of 10.5% and an increase of 9.0% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 4.2%, an expense increase of 4.9% and an increase of 3.8% in NOI.

2005 Year

•	Diluted EPS were $1.35 for the year ended December 31, 2005 as compared to $1.19 for the year ended December 31, 2004, an increase of 13.4% on a per share basis. Earnings per share were positively impacted by a $600,000 tax benefit attributable to the reversal of potential tax liabilities recorded in conjunction with the Company’s constructive sale of properties in 2001.

•	FFO were $14.6 million, or $1.70 per diluted common share, for the year compared to $12.4 million, or $1.50 per diluted common share from the same period one year ago, an increase of 13.3% on a per share basis. FFO excludes the tax benefit recorded in the period that was related to gains on a constructive sale of properties in 2001.

•	Unit volume in home sales was 435 new home closings, including 352 new homes sold on expansion home sites, for 2005 as compared to 392 new home closings in 2004.

•	“Same Store” results provided a revenue increase of 10.0%, an expense increase of 9.8% and an increase of 10.1% in NOI.

•	“Same Site” results provided a revenue increase of 5.3%, an expense increase of 4.3% and an increase of 5.7% in NOI.

•	Physical occupancy at December 31, 2005 was 6,947 sites or 95.4%, as compared to 6,617 sites or 95.5% as of December 31, 2004, an absolute increase of 330 sites or 5%.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “We are pleased to report strong results for the fourth quarter and full year of 2005. These results reflect continuing better than projected performance of our home sales division, and the resulting positive effect that absorption from home sales is having on our property operations. The strength and stability of our focus in the senior community sector has been demonstrated by the outstanding performance of our core portfolio.”

Mr. Blatz added, “2005 demonstrated the resiliency of our home sales business as we broadened our success into our Arizona communities. Fourth quarter established a new record for closings. New home prices averaged $125,000 for the quarter and our full year results reflect an average new home price of $117,000, a 16% increase in average new home price over the 2004 average price of $101,000. As we look at 2006, we forecast continued success in our core property ownership business and continued improvement in our home sales/development business. We continue to view our future organic growth as a positive as we seek other opportunities to expand the success of our team.”

Dividend Declaration

On February 2, 2006, the Board of Directors declared a regular fourth quarter common stock dividend of $0.25 per share payable on February 28, 2006, to stockholders of record on February 16, 2006.

On February 2, 2006, the Board of Directors declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended December 31, 2005, payable on February 28, 2006 to shareholders of record on February 16, 2006.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – Fourth Quarter

Fourth Quarter Property Operations

Fourth quarter revenue from property operations was $8,052,000 as compared to $7,413,000 in the same period one year ago, an 8.6% increase. Fourth quarter property operating expenses totaled $3,218,000 as compared to $3,118,000 in the same period one year ago, a 3.2% increase. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts. Property operating expenses increased in the fourth quarter 2005 as compared to the same period in the prior year that were driven primarily by increases in labor and benefit costs, tenant related legal costs and utility costs and waste water treatment and partially offset by hurricane expenses in the 2004 period that did not recur in 2005. The property operating margins before depreciation expense increased from 57.9% in the prior year’s fourth quarter to 60.0%, driven primarily by hurricane expenses in the 2004 period that did not recur in 2005. Excluding the impact of hurricane expenses, operating margins decreased from 60.8% to 60.1%.

Fourth Quarter “Same Store” Results

Fourth quarter “same store” results reflect the results of operations for properties and golf courses owned for both the fourth quarter of 2005 and the prior year periods. The same store properties account for 95% of the property operating revenues for the fourth quarter of 2005. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found on page 17 of this press release.

The same store % change results are as follows:

4Q05
Revenue	9.5%
Expense	10.5%
Net Operating Income	9.0%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure to operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for fourth quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.2%	5.2%	0.1%	9.5%
Expense	4.9%	4.9%	0.7%	10.5%
NOI	3.8%	5.4%	(0.2)%	9.0%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended December 31, 2005 and 2004 can be found on page 17 of this earnings release.

Fourth Quarter Home Sales Operations

Fourth quarter 2005 new home sales volume was 133 closings, a 9.9% increase from the 121 closings in the same period in the prior year, and setting a new record for quarterly closings. Average selling price per home was $125,000 as compared to $104,000 in the same period in the prior year, a 20.2% increase. The increase in closings compared to the same period in the prior year was the result of two of the Company’s expansion communities in Florida. Brokerage profits were up 16.7% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, decreased to 31.8% in the quarter as compared to 32.7% in the same period in the prior year. This decrease was driven primarily by increases in cost of homes purchased offset by increased selling prices and increased manufacturer rebates associated with higher purchasing volumes, and the sale of higher margin finishes and features. Selling costs as a percentage of sales revenue decreased from 20.3% in the prior year’s period to 18.8% in the fourth quarter of 2005, reflecting greater operating leverage with higher business volumes. The backlog of contracts for closing stood at 93 home sales, an increase of 5 contracts from the same period in the prior year. Backlog improvements at many locations in the portfolio were offset by a reduction of 38 contracts in backlog at Savanna Club, which was most impacted by the hurricanes. We do not expect the contract carry forward to impair our expectations for 2006 on an annualized basis.

The Company remains committed to its program of generating continued revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended December 31, 2005	Quarter ended December 31, 2004
New home closings	133	121
New home contracts	105	65
Home resales	1	3
Brokered home sales	51	55
New home contract backlog	93	88

Operational Results – 2005 Year

2005 Property Operations

2005 revenue from property operations was $31,914,000 as compared to $29,221,000 in 2004, a 9.2% increase. 2005 property operating expenses totaled $12,095,000 as compared to $11,410,000 in 2004, a 6.0% increase. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts. Property operating expenses increased in 2005 as compared to 2004 driven primarily by increases in labor and benefit costs, property tax expense, utility costs including water and waste water treatment, and tenant legal costs, offset by decreases in property management overhead. The property operating margins before depreciation expense increased from 61.0% in the prior year to 62.1% in 2005. Excluding the impact of hurricane expenses, property operating margins decreased from 61.7% to 61.6%.

2005 “Same Store” Results

2005 “same store” results reflect the results of operations for properties and golf courses owned for both 2005 and 2004. The same store properties account for 95% of the property operating revenues for 2005. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found on page 18 of this earnings release.

The same store % change results are as follows:

2005
Revenue	10.0%
Expense	9.8%
Net Operating Income	10.1%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). We believe that “same site” information provides the ability to understand the changes in profitability related to the newly leased sites. “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure to operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year. We estimate that 50% of the increase in expenses over the prior year is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for 2005 are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	5.3%	4.6%	0.1%	10.0%
Expense	4.3%	4.3%	1.2%	9.8%
NOI	5.7%	4.7%	(0.4)%	10.1%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the years ended December 31, 2005 and 2004 can be found on page 18 of this earnings release.

2005 Home Sales Operations

2005 new home sales volume was 435 closings, an 11% increase from the 392 closings in the prior year. Average selling price per home in 2005 was $117,000 as compared to $101,000 in the prior year, a 16% increase. The increase in closings compared to the prior year was the result of two of the Company’s expansion communities in Arizona and our new expansion community acquired in fourth quarter 2003. Brokerage profits were down 1.7% as compared with the prior year’s results. Selling gross margins, excluding brokerage activities, decreased to 31.0% for 2005 as compared to 32.6% for 2004. This decrease was a result of increases in costs of homes purchased offset by increased selling prices, increased manufacturer rebates associated with higher purchasing volumes, the initial impact of cost savings efforts in home construction and the sale of higher margin finishes and features. Selling costs as a percentage of sales revenue decreased from 23.9% in the prior year to 20.6% in 2005, reflecting reduced marketing costs. The backlog of contracts for closing stood at 93 home sales, an increase of 5 contracts from the same period in the prior year.

The Company remains committed to its program of generating continued revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Year ended December 31, 2005	Year ended December 31, 2004
New home closings	435	392
Home resales	12	23
Brokered home sales	247	265
New home contract backlog	93	88

Outlook for 2006

The table below summarizes the Company’s projected financial outlook for 2006 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2006 Projected
FFO	$1.70 to $1.90
AFFO	$1.57 to $1.82
Diluted EPS	$1.27 to $1.52
Same Store Sales
Revenue Growth	7% to 10%
Expense Growth	6% to 9%
NOI Growth	8% to 10%
Home Sales Operating Income	$5.5M to $7.3M
General and Administrative Expenses	$3.8M to $4.2M
Capital Replacements (per site)	$145 to $165
Depreciation	$3.8M to $4.1M

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from the new home sales are subject to greater volatility than the earnings from rental property activities. The Company’s earnings estimates would be impacted positively by increases in the unit volume of new home sales or increases in the gross margins from new home sales. Conversely, decreases in the unit volume of new home sales or decreases in the gross margins from new home sales would negatively impact the Company’s earnings estimates. Home sales volume is dependent upon a number of factors, including consumer confidence and consumer access to financing sources and home owners’ insurance for home purchases and the sale of their current home.

The Company’s projected results for 2006 include a reduction in corporate governance costs based upon current estimates of the cost of compliance. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2006 projections. In addition, the projected results include the expense for performance based restricted stock. The Company’s earnings estimates would be adversely impacted by the increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Financing Activity

On December 20, 2005, the Company issued a $14.2 million eight-year term, non- recourse mortgage note payable with a fixed rate of 5.56%. The proceeds will be used to repay existing debt and to continue development of our residential land lease communities.

On December 1, 2005, the Company amended three mortgage notes payable totaling $10.6 million. The original notes were to mature in 2007 and had variable interest rates before the amendment ranging from 6.86% to 7.36%. The amended notes have a ten-year term with a fixed rate of 5.48%.

On December 1, 2005, the Company issued three ten-year term, non-recourse mortgage notes payable with a fixed rate of 5.48% totaling $11.2 million. The proceeds will be used to repay existing debt and to continue development of our residential land lease communities.

Development Activity

The Company completed significant development activities at a number of locations during the quarter.

•	at Savanna Club, “The Fairways,” that provides an additional 216 developed home sites available for immediate occupancy.

•	at Riverside Club, a 48 slip marina was completed and opened. The current community slips have been occupied, with over half being held back for future resident leasing/use.

•	at Woodlands, the reconstruction and expansion of the community’s clubhouse from 5,000 to 10,000+ square feet was completed which will give a new focus to new home sales.

•	at Blue Heron Pines, an additional 48 developed home sites available for immediate occupancy, with an additional 16 expected to be completed in first quarter.

Additionally, ongoing significant development activity also continued:

•	at Blue Heron Pines, construction on the expansion of the clubhouse continued -expected completion in Q106.

•	at Savanna Club, construction on a 11,000+ square foot auditorium that will seat 780 for lectures/show and 480 for dinners and a Fitness Center continued-expected completion in Q206.

•	at the Villages at Country Club project in Mesa, Arizona construction plans and permitting were completed – initial site work began in January 2006.

•	at Sebastian Beach and Tennis Village (SBTV), construction and site work continued on schedule for opening of the community in early 2007.

•	at Riverside Club, permitting was completed for the community’s second clubhouse of over 22,000 square feet and construction activities began in January 2006.

American Land Lease, Inc. is a REIT that holds interests in 29 manufactured home communities with 7,283 operational home sites, 976 developed expansion sites, 1,268 undeveloped expansion sites and 129 recreational vehicle sites as of December 31, 2005.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Tuesday, February 7, 2006 at 4:00 p.m. Eastern Standard Time to discuss fourth quarter 2005 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease fourth quarter 2005 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Standard Time, February 7, 2006 until midnight on February 14, 2006. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 5154591.

Contact:	Robert G. Blatz, President (727) 726-8868

Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, disposals of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less both Capital Replacement expenditures and Capital Enhancement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used commonly to describe properties that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Store communities are communities that are owned during both the current and comparable prior year period.

SAME SITE RESULTS: represent an operating measure that is used to describe homesites that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Site is individual homesites that were operational during both the current and comparable prior year period. Absorbed incremental homesites are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which a majority of the infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a material feature increases overall community value or revenue source. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from a third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
		(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$249,173	$236,588	$232,035	$227,073	$222,311
Less accumulated depreciation	(26,014)	(25,172)	(24,358)	(23,574)	(22,803)
Real estate under development	74,416	74,818	70,841	67,966	49,360

Total Real Estate	297,575	286,234	278,518	271,465	248,868
Cash and cash equivalents	1,845	828	1,313	870	820
Inventory	18,759	19,431	19,478	19,721	16,788
Other assets	11,285	10,074	9,494	8,856	9,480

Total Assets	$329,464	$316,567	$308,803	$300,912	$275,956

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$151,657	$127,045	$125,712	$126,529	$127,338
Secured short-term financing	19,668	33,777	30,123	25,836	24,644
Accounts payable and accrued liabilities	12,285	11,850	10,237	8,904	9,795

Total Liabilities	183,610	172,672	166,072	161,269	161,777

Minority Interest in Operating Partnership	15,945	15,511	15,312	15,168	14,746

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	25,000	—
Common Stock, par value $.01 per share; 12,000 shares authorized	93	93	93	92	91
Additional paid-in capital	288,224	288,188	288,064	286,014	286,649
Notes receivable from officers re common stock purchases	—	—	—	(437)	(748)
Deferred compensation re restricted stock	(1,651)	(1,959)	(2,258)	(2,573)	(2,250)
Dividends in excess of accumulated earnings	(155,145)	(156,326)	(156,868)	(157,009)	(157,697)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	129,909	128,384	127,419	124,475	99,433

Total Liabilities and Stockholders’ Equity	$329,464	$316,567	$308,803	$300,912	$275,956

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$7,820	$7,876	$7,626	$7,637
Golf course operating revenues	232	131	194	399

Total property operating revenues	8,052	8,007	7,820	8,036

Property operating expenses	(2,866)	(2,794)	(2,651)	(2,592)
Recoveries of casualty expenses related to hurricanes	(6)	(21)	36	140
Golf course operating expenses	(346)	(329)	(339)	(327)

Total property operating expenses	(3,218)	(3,144)	(2,954)	(2,779)

Depreciation	(971)	(886)	(858)	(841)

Income from rental property operations	3,863	3,977	4,008	4,416

SALES OPERATIONS
Home sales revenue	16,781	13,676	12,171	8,821
Cost of home sales	(11,444)	(9,562)	(8,487)	(6,014)

Gross profit on home sales	5,337	4,114	3,684	2,807

Commissions earned on brokered sales	139	112	240	163
Commissions paid on brokered sales	(74)	(64)	(138)	(87)

Gross profit on brokered sales	65	48	102	76

Selling and marketing expenses	(3,162)	(2,550)	(2,596)	(2,285)

Income (loss) from sales operations	2,240	1,612	1,190	598

General and administrative expenses	(1,113)	(946)	(864)	(429)
Gain on sale of property	—	—	—	237
Interest and other income	1	2	8	12
Tax benefit	600	—	—	—
Interest expense	(1,546)	(1,330)	(1,436)	(1,533)

Income before minority interest in Operating Partnership	4,045	3,315	2,906	3,301
Minority interest in Operating Partnership	(483)	(395)	(340)	(398)

Income from continuing operations	3,562	2,920	2,566	2,903
Cumulative preferred stock dividends	(484)	(484)	484	194

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,078	$2,436	$2,082	$2,709

Earnings per common share – basic:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.42	$0.33	$0.29	$0.38

Net income attributable to common stockholders	$0.42	$0.33	$0.29	$0.38

Earnings per common share – diluted:
Income from continuing operations	$0.40	$0.32	$0.27	$0.36

Net income attributable to common stockholders	$0.40	$0.32	$0.27	$0.36

Weighted average common shares outstanding	7,341	7,331	7,256	7,122
Weighted average common shares and common share equivalents outstanding	7,722	7,706	7,598	7,548
Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$136,642	$101,417	$100,084	$100,901	$101,710
Mortgage Loans Payable – Floating	15,015	25,628	25,628	25,628	25,628
Floor Plan Facility	14,968	19,147	18,929	20,461	17,679
Line of Credit	4,700	14,630	11,194	5,375	6,965

Total Debts	$171,325	$160,822	$155,835	$152,365	$151,982

% FIXED FLOATING
Fixed	79.8%	63.1%	64.2%	66.2%	66.9%
Floating	20.2%	36.9%	35.8%	33.8%	33.1%

Total	100.00%	100.00%	100.00%	100.0%	100.0%

AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.6%	7.0%	7.0%	7.0%	7.0%
Mortgage Loans Payable – Floating	6.7%	6.5%	5.9%	4.9%	4.7%
Floor Plan Facility	7.6%	7.1%	7.7%	7.3%	6.8%
Line of Credit	6.4%	5.8%	4.5%	4.6%	4.6%

Total Weighted Average	6.7%	6.8%	6.7%	6.6%	6.5%

DEBT RATIOS
Debt/Total Market Cap(1)	41.0%	41.2%	43.1%	40.9%	44.6%

Debt/Gross Assets	48.8%	50.8%	50.5%	50.7%	55.1%

	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
MATURITIES
Mortgage Loan Maturities – Scheduled	4,022	4,350	4,611	4,892	5,222
Mortgage Loans Maturities – Balloon	—	2,665	—	2,069	—
Floor Plan Facility	—	—	—	—	—

Total	$4,022	$7,015	$4,611	$6,961	$5,222

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended December 31,
	2005	2004
Net Income	$3,078	$2,510
Adjustments
Cumulative unpaid preferred stock dividends	484	—
Minority interest in operating partnership	483	342
Gain on sale of property	—	(438)
Real estate depreciation	971	766
Tax Benefit related to constructive sale of properties	(600)	—

Funds From Operations (FFO)	4,416	3,180
Cumulative unpaid preferred stock dividends	(484)	—

Funds From Operations attributable to common Stockholders	3,932	3,180
Capital Replacements	(369)	(241)

Adjusted Funds from Operations (AFFO)	$3,563	$2,939

Weighted Average Common Shares/OP Units Outstanding	8,712	8,366

Per Common Share and OP Unit:
FFO:	$0.45	$0.38
AFFO:	$0.41	$0.35

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	55.6%	65.8%
AFFO:	61.0%	71.4%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED DECEMBER 31, 2005

(in thousands)

(unaudited)

		Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$6,972	$6,673	$299	4.5%	4.2%
Absorption rental revenues		629	257	372	144.7%	5.2%
Same site golf revenues		232	224	8	3.6%	0.1%

Same store revenues	A	7,833	7,154	679	9.5%	9.5%

Re-development property revenues		211	259	(48)	-18.5%
Other Income		7	—	7	100.0%

Total property revenues	C	$8,051	$7,413	$638	8.6%

Same site rental expenses		$2,198	$2,080	$118	5.7%	4.9%
Absorption rental expenses		117	—	117	100.0%	4.9%
Same site golf expenses		346	328	18	5.5%	0.7%

Same store expenses	B	2,661	2,408	253	10.5%	10.5%

Recoveries of casualty expenses related to hurricanes		6	210	(204)	-97.1%
Re-development property expenses		82	91	(9)	-9.9%
Expenses related to offsite management[2]		469	409	60	14.7%

Total property operating expenses	D	$3,218	$3,118	$100	3.2%

Same Store net operating income	A-B	$5,172	$4,746	$426	9.0%

Total net operating income	C-D	$4,833	$4,295	$538	12.5%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2004 period. For example, same site rental revenues of $299 as compared to the total same store revenues in 2004 of $7,154 is a 4.2% increase ($299/$7,154=4.2%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR TWELVE MONTHS ENDED DECEMBER 31, 2005

(in thousands)

(unaudited)

		Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$28,098	$26,618	$1,480	5.6%	5.3%
Absorption rental revenues		1,861	569	1,292	227.1%	4.6%
Same site golf revenues		956	918	38	4.1%	0.1%

Same store revenues	A	30,915	28,105	2,810	10.0%	10.0%

Re-development property revenues		980	1,099	(119)	-10.8%
Other Income		19	17	2	11.8%

Total property revenues	C	$31,914	$29,221	$2,693	9.2%

Same site rental expenses		$8,454	$8,056	$398	4.9%	4.3%
Absorption rental expenses		398	—	398	100.0%	4.3%
Same site golf expenses		1,341	1,225	116	9.5%	1.2%

Same store expenses	B	10,193	9,281	912	9.8%	9.8%

Recoveries of casualty expenses related to hurricanes		(150)	221	(371)	-167.9%
Re-development property expenses		336	352	(16)	4.5%
Expenses related to offsite management[2]		1,716	1,556	160	10.3%

Total property operating expenses	D	$12,095	$11,410	$685	6.0%

Same Store net operating income	A-B	$20,722	$18,824	$1,898	10.1%

Total net operating income	C-D	$19,819	$17,811	$2,008	11.3%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2004 period. For example, same site rental revenues of $1,480 as compared to the total same store revenues in 2004 of $28,105 is a 5.3% increase ($1,480/$28,1054=5.3%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF DECEMBER 31, 2005

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punda Gorda, FL	327	99%	$337	—	16	42
Brentwood Estates	Hudson, FL	127	98%	266	—	—	64
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	347	—	—	—
Stonebrook	Homosassa, FL	181	100%	295	—	—	30
Sunlake Estates	Grand Island, FL	339	100%	348	—	—	56
Sun Valley	Tarpon Springs, FL	261	97%	383	—	—	—
Caribbean Cove	Orlando, FL	272	59%	393	—	—	13
Forest View	Homosassa, FL	264	100%	311	—	—	40
Gulfstream Harbor	Orlando, FL	382	97%	402	—	50	—
Gulfstream Harbor II	Orlando, FL	306	99%	394	—	37	1
Lakeshore Villas	Tampa, FL	281	99%	417	—	—	—
Park Royale	Pinellas Park, FL	289	95%	428	—	—	20
Pleasant Living	Riverview, FL	245	96%	347	—	—	—
Riverside GCC	Ruskin, FL	409	100%	514	—	420	108
Royal Palm Village	Haines City, FL	268	97%	341	—	—	119
Cypress Greens	Lakeland, FL	186	100%	252	—	—	72
Savanna Club	Port St Lucie, FL	895	100%	289	—	—	172
Woodlands	Groveland, FL	146	99%	270	—	—	146
	Subtotal—Florida	5,516				1,056	883

Blue Star	Apache Junction AZ	22	73%	289	129	—	—
Brentwood West	Mesa, AZ	350	93%	448	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	212	—
Desert Harbor	Apache Junction AZ	169	99%	373	—	—	37
Fiesta Village	Mesa, AZ	172	78%	366	—	—	—
La Casa Blanca	Apache Junction AZ	198	94%	387	—	—	—
Lost Dutchman	Apache Junction AZ	186	88%	310	—	—	56
Rancho Mirage	Apache Junction AZ	312	92%	419	—	—	—
Sun Valley	Apache Junction AZ	268	93%	330	—	—	—
	Subtotal—Arizona	1,677				212	93

Mullica Woods	Egg Harbor City, NJ	90	100%	496	—	—	—

Total Communities	29	7,283	95%	$361	129	1,268	976

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 81.8% across the entire portfolio. Including sites not yet developed, occupancy was at 71.7% at December 31, 2005.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2004	6,931		1,101	960	129	9,121
Properties developed	—		241	(241)	—	—
New lots purchased	—		2	533	—	535
New leases originated	352		(352)	—	—	—
Adjust for site plan changes	—		(16)	16	—	—

As of December 31, 2005	7,283	(1)	976	1,268	129	9,656

(1)	As of December 31, 2005, 6,947 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2004	6,617	6,931	95.4%
New home sales	430	352
Used home sales	12	—
Used homes acquired	(54)	—
Homes constructed by others	9	—
Homes removed from previously leased sites (2)	(67)	—

As of December 31, 2005	6,947	7,283	95.4%

(2)	Of this total, approximately 48% are due to resident relocation and 52% are due to Company initiated vacation of the leased site in anticipation of future redevelopment.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended December 31, 2005	Three Months Ended December 31, 2004
Expansion sites leased during the period		107	117

Estimated first year annualized profit on leases originated during the period	A	$418	$438

Costs, including development costs of sites leased		$5,930	$5,499
Home sales income (loss) attributable to sites leased		2,175	1,590

Total costs incurred to originate ground leases	B	$3,755	$3,909

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	11.1%	11.2%

For the three months ended December 31, 2005 and 2004, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004
Reported income from sales operations	$2,240	$1,646
Used home sales and brokerage business income	(65)	(56)

Adjusted income for projection analysis	$2,175	$1,590

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2004 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2004
Property income before depreciation [1]	A	$17,811
Total investment in operating home sites [1]	B	$220,918
Return on investment from earning home sites[1]	A/B	8.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Qtr over Qtr Increase/ Decrease	Qtr over Qtr % Change
New home contracts	81	65	91	145	145	105	-40	-27.6%
New home closings	77	121	77	110	115	133	18	15.7%
Home resales	3	3	2	5	4	1	-3	-75.0%
Brokered home sales	48	55	61	90	45	51	6	13.3%
New home contract backlog	175	88	105	139	157	93	-64	-40.8%

Average Selling Price	$108,000	$104,000	$112,000	$109,000	$117,000	$125,000	$8,000	6.8%

Average Gross Margin Percentage	33.1%	32.7%	31.8%	30.3%	30.1%	31.8%